May 9, 2012

Cytori Provides Business Update; Reports First Quarter Results

San Diego, CA – During the first quarter of 2012, Cytori Therapeutics (NASDAQ: CYTX) advanced its cardiac cell therapy product pipeline, grew the commercial business, and strengthened operational and financial performance, which encompasses management of expenses, strategic partnerships, and regulatory approvals. Of the seven active partnership discussions, the Company is focused on the two most advanced transactions with the goal of completing the first partnership in the near term.

Cytori has accomplished the following milestones year-to-date:

Pipeline

•
Received approval from the FDA to begin the U.S. ATHENA IDE trial for chronic myocardial ischemia (CMI); all five centers have been identified and enrollment of the first patient is anticipated in the second quarter;

•	Published clinical data from two company-sponsored European trials: the APOLLO cardiac cell therapy heart attack pilot trial and the RESTORE 2 post-marketing breast reconstruction trial;

•
Completed multiple meetings with the European regulatory body to review clinical data, specifics on claims and negotiate details on potential patient registry toward CE Mark approval for no-option CMI; providing additional data upon the Notified Body’s request; decision expected in 2012;

Commercial Business

•	Continued to build market access for breast reconstruction in Europe; submitted a medical technology assessment application in the UK;

•	Grew commercial business; product revenues increased by 9% compared to Q1 2011; reaffirm $9 million revenue guidance for 2012;

Operational and Financial Performance

•	Reduced total operating expenses by 31% and the operating cash burn rate by 27% as compared to Q1 2011;

•	Ended the quarter with $34.4 million in cash and cash equivalents, compared with $36.9 million as of year-end 2011;

•
Received U.S. composition patent for soft tissue defects and U.S. device patent for accelerating healing of wounds, bringing the total number of issued patents worldwide to 46 with more than 75 applications under review;

•	Continued to advance multiple near term partnerships, focused primarily on the two most advanced transactions;

"For our cardiac pipeline, we are placing greater emphasis on our chronic applications, which include the potential CE Mark approval and the U.S. ATHENA trial," said Christopher J. Calhoun, chief executive officer of Cytori. "We have improved operational efficiencies for the commercial business, including year-over-year revenue growth and reduced sales and marketing expenses. Lastly, we are advancing our partnership negotiations, strengthening our IP position and expanding country approvals.”

Financial Results

Product revenues were $1.5 million in the first quarter of 2012, compared to $1.4 million in first quarter of 2011. Gross profits were $0.6 million for the first quarter of 2012, compared to $0.5 million for the same period in 2011. As stated in the 2011 year-end release, 2012 sales are expected to be weighted toward the second half of the year and based on internal quarterly projections. Cytori reaffirms guidance of $9 million in product revenue.

Total operating expenses were reduced by 31% to $9.0 million in the first quarter of 2012, compared to $13.0 million in the first quarter of 2011.  Operating expenses include non cash costs associated with changes in the fair value of option and warrant liabilities.  Net cash used in operating activities was reduced by 27% to $7.7 million in the first quarter of 2012 compared to $10.6 million in the first quarter of 2011. The improvement in total operating expenses and net cash used in operating activities for the first quarter of 2012 as compared to the first quarter of 2011 was due in part to reduced sales and marketing costs and slightly lower clinical trial expenditures.

Net loss was $9.3 million, or ($0.16) per share, for the first quarter of 2012 compared to $12.1 million, or ($0.23) per share, for the first quarter of 2011. At the end of the first quarter of 2012, Cytori had $34.4 million in cash and cash equivalents and $1.4 million in account receivable, net of reserves. This compares to ending 2011 with $36.9 million in cash and cash equivalents and $2.3 million in accounts receivable, net of reserves. Cytori recently terminated its financing agreement with Seaside 88, which raised a total of $18.2 million since we entered the agreement.  The primary emphasis is to strengthen the balance sheet by executing one or more development and commercialization partnership agreement(s).

Conference Call, Shareholder Letter and Slide Presentation Information
Cytori will host a management conference call at 5:00 p.m. Eastern Time today to further discuss these results. The live webcast of the conference call may be accessed under "Webcasts" in the Investor Relations section (http://ir.cytori.com) of Cytori's website. The webcast will be available live and by replay two hours after the call. If you are unable to access the webcast, you may dial in to the call at +1.888.208.1815, Passcode: 6625514. More details on our business are contained in the ‘May 2012 Shareholder Letter' posted on the homepage of our Investor Relations website.

About Cytori
Cytori Therapeutics is developing cell therapies based on autologous adipose-derived regenerative cells (ADRCs) to treat cardiovascular disease and repair soft tissue defects.  Our scientific data suggest ADRCs improve blood flow, moderate the immune response and keep tissue at risk of dying alive. As a result, we believe these cells can be applied across multiple “ischemic” conditions. These therapies are made available to the physician and patient at the point-of-care by Cytori’s proprietary technologies and products, including the Celution® system product family. www.cytori.com

Cautionary Statement Regarding Forward-Looking Statements
This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position, such as the successful initiation of the ATHENA clinical trial of the Company’s Celution® system for chronic myocardial ischemia, our efforts to expand our CE Mark, achieve our revenue projection for 2012, and execute a commercialization partnership agreement. Such statements are subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks include clinical and regulatory uncertainties, such as those associated with the ATHENA clinical trial, including risks in the collection and results of clinical data, final clinical outcomes, dependence on third party performance, performance and acceptance of our products in the marketplace, and other risks and uncertainties described under "Risk Factors" in Cytori's Securities and Exchange Commission Filings. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

Contact:
Investors                                                      Media
Tom Baker                                           Megan McCormick
tbaker@cytori.com                                                      mmccormick@cytori.com
+1.858.875.5258                                                      +1.858.875.5279

CYTORI THERAPEUTICS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	As of March 31, 2012	As of December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$34,399,000	$36,922,000
Accounts receivable, net of reserves of $187,000 and of $474,000 in 2012 and 2011, respectively	1,425,000	2,260,000
Inventories, net	3,374,000	3,318,000
Other current assets	1,135,000	837,000

Total current assets	40,333,000	43,337,000

Property and equipment, net	2,367,000	1,711,000
Restricted cash and cash equivalents	350,000	350,000
Investment in joint venture	200,000	250,000
Other assets	1,794,000	1,772,000
Intangibles, net	136,000	192,000
Goodwill	3,922,000	3,922,000

Total assets	$49,102,000	$51,534,000

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$6,046,000	$5,334,000
Current portion of long-term obligations	4,911,000	2,487,000

Total current liabilities	10,957,000	7,821,000

Deferred revenues, related party	3,520,000	3,520,000
Deferred revenues	5,176,000	5,244,000
Warrant liability	757,000	627,000
Option liability	1,640,000	1,910,000
Long-term deferred rent	498,000	504,000
Long-term obligations, net of discount, less current portion	19,704,000	21,962,000

Total liabilities	42,252,000	41,588,000

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; -0- shares issued and outstanding in 2012 and 2011	—	—
Common stock, $0.001 par value; 95,000,000 shares authorized; 58,428,606 and 56,594,683 shares issued and outstanding in 2012 and 2011, respectively	58,000	57,000
Additional paid-in capital	258,566,000	252,338,000
Accumulated deficit	(251,774,000)	(242,449,000)

Total stockholders’ equity	6,850,000	9,946,000

Total liabilities and stockholders’ equity	$49,102,000	$51,534,000

CYTORI THERAPEUTICS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)

	For the Three Months Ended March 31,
	2012	2011

Product revenues	$1,481,000	$1,362,000

Cost of product revenues	853,000	842,000

Gross profit	628,000	520,000

Development revenues:
Development, related party	—	1,231,000
Research grants and other	3,000	4,000
	3,000	1,235,000
Operating expenses:
Research and development	2,836,000	3,047,000
Sales and marketing	2,376,000	3,226,000
General and administrative	3,924,000	3,544,000
Change in fair value of warrant liability	130,000	3,471,000
Change in fair value of option liability	(270,000)	(290,000)

Total operating expenses	8,996,000	12,998,000

Operating loss	(8,365,000)	(11,243,000)

Other income (expense):
Interest income	2,000	2,000
Interest expense	(865,000)	(738,000)
Other expense, net	(47,000)	(47,000)
Equity loss from investment in joint venture	(50,000)	(46,000)

Total other expense	(960,000)	(829,000)

Net loss	$(9,325,000)	$(12,072,000)

Basic and diluted net loss per common share	$(0.16)	$(0.23)

Basic and diluted weighted average common shares	57,484,990	51,994,708

CYTORI THERAPEUTICS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(9,325,000)	$(12,072,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	220,000	194,000
Amortization of deferred financing costs and debt discount	237,000	240,000
Increase (decrease) in allowance for doubtful accounts	(24,000)	21,000
Change in fair value of warrant liability	130,000	3,471,000
Change in fair value of option liability	(270,000)	(290,000)
Stock-based compensation	942,000	881,000
Equity loss from investment in joint venture	50,000	46,000
Increases (decreases) in cash caused by changes in operating assets and liabilities:
Accounts receivable	859,000	278,000
Inventories	(56,000)	(174,000)
Other current assets	(298,000)	(130,000)
Other assets	(22,000)	(922,000)
Accounts payable and accrued expenses	(83,000)	(854,000)
Deferred revenues, related party	—	(1,231,000)
Deferred revenues	(68,000)	(10,000)
Long-term deferred rent	(6,000)	(12,000)

Net cash used in operating activities	(7,714,000)	(10,564,000)

Cash flows from investing activities:
Purchases of property and equipment	(25,000)	(131,000)

Net cash used in investing activities	(25,000)	(131,000)

Cash flows from financing activities:
Principal payments on long-term obligations	(71,000)	—
Proceeds from exercise of employee stock options and warrants	947,000	674,000
Proceeds from sale of common stock	4,396,000	—
Costs from sale of common stock	(56,000)	—

Net cash provided by financing activities	5,216,000	674,000

Net decrease in cash and cash equivalents	(2,523,000)	(10,021,000)

Cash and cash equivalents at beginning of period	36,922,000	52,668,000

Cash and cash equivalents at end of period	$34,399,000	$42,647,000